Monaker Group, Inc.8-K

Exhibit 10.3

Rev. 133C838

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is entered into as of the 8th day of March, 2021 (the “Effective Date”) by and between MONAKER located at 1560 Sawgrass Corporate Parkway, # 130, Sunrise Florida 33323 and SOMA INNOVATION LAB located at 11000 SW Riverwood Road, Portland OR 97219.

1.                  Formation. The parties have indicated an interest in forming and establishing a joint venture for the exclusive purpose of Design hyper-personalized experiences for targeted player and audience segment. Enhancing the experiences, placements, and the rewards that all are data-based, enabling brands to "buy a result-driven - player engagement" rather than just impressions. (the “Joint Venture”). The Joint Venture shall do business under the name “Next Innovation,” and shall have its principal office and place of business at 2893 Executive Park Dr., Weston, FL 33331 or such other place(s) as shall be designated from time to time.

2.	Contributions by the JV Partners.

For the purpose of the Joint Venture, the parties shall make capital contributions, in cash or property, in the following amounts or values:

Monaker: will agree to provide the Joint Venture the ability to use the HotPlay Technology during the term of this agreement, with the agreed to value of $200,000.00

Additionally, Monaker will further agree to issue 72,000 shares of Monaker Group, Inc. common stock based on a price of $2.50 per share, representing an additional contribution of up to $180,000.00. These shares will be issued to Soma in exchange for Soma’s agreement to fund operations based upon the parties understanding that operational costs will be $15,000 per month (i.e., 6000 shares per month of Monaker stock at $2.50 per share). At time of signing it will be deemed that $45,000 (i.e.18,000 shares) will have been earned and for each subsequent month the Joint Venture operates, it will be deemed that 6000 shares will have been earned by Soma until such time as the full 72,000 shares are earned.

During this period the Joint venture will have access:

—	The HotPlay Inc Game Advertising technology
—	Company management access / game designers
—	Accounting Services
—	Access to its Travel related platforms

Soma Innovations Lab: will agree to provide Brand Strategy Business Development Strategic Partnerships Strategic Collaborations Sales & Marketing Client List Email List Linked In Network Investor Network Fundraising Brand Partnerships Branding Expertise Brand Story Creative Design Brand Story Pitch Materials / Presentation Support XR Showroom in the value of $200,000.00

Monaker and Soma Innovations shall devote such time as is reasonably necessary to carry out the terms of If the Joint Venture requires additional funds beyond the initial $180,000, the parties shall make additional contributions as mutually agreed upon by the parties.

As an incentive to Soma to accelerate operations of the Joint Venture such that it achieves:

i)	revenue in excess of expenses (i.e., Profit)

and

ii)	Monaker is able to recover its $180,000 initial share contribution from the Revenues generated by the Joint Venture

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At any point up to the 18 month anniversary of the agreement, then Soma will earn an additional share Bonus of 50,000 Monaker shares.

3.	Ownership. The parties shall own interest in the Joint Venture in the following percentages: Monaker: 50% Soma Innovations Lab: 50%

4.	Distribution of Profits. Net profits and net losses accruing to the Joint Venture shall be distributed to the parties in accordance with each party's respective ownership interests. The Parties shall agree on the amount and timing of Distributions after the repayment of the initial $180,000 Monaker payment.

5.	Management. The management committee consisting of Bill Kerby, Todd Bonner, E. C. Morgan, Karen Morgan, will be responsible for the following duties and obligations of the Joint Venture: (a) managing day to day business affairs; (b) monitoring, controlling and directing the financial, business and operational affairs; (c) properly maintaining account books and financial records according to standard accounting practices; (d) using express or implied authority granted by this Agreement to handling all other issues; (e) hiring production and administration staff and third party contractors as needed, including any required labor negotiations; (f) capital needs; and (g) preparation of financial budgets.

6.	Duties of Parties. The parties will be responsible for the following duties under the Joint Venture:

Monaker: Monaker will provide: - up to $15,000 per month in operating capital during the first year of the JV to pay for marketing, creative design and business strategy and development cost of Next Innovation. - will provide access to the HotPlay Technologies platform for marketing purposes, work to develop development strategic partnerships and strategic collaborations in Asia and Europe - handle Asian Sales & Marketing utilizing their Client List, Email List, LinkedIn Network, and Investor Network - assist Joint Venture with future Fundraising.

Soma Innovations Lab: Soma will provide: - turnkey digital media platform with end-to-end services for global brand campaigns targeting brands, advertisers, and studios. - work to define a Brand Strategy and Business Strategy - Use their expertise to create branding, creative designs, pitch materials and presentation materials - work to develop development strategic partnerships and Strategic Collaborations in North America and Europe - handle North American Sales & Marketing utilizing their Client List, Email List, LinkedIn Network, and Investor Network - assist Joint Venture with future Fundraising - contribute the XR Showroom.

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7.	No Partnership. The Joint Venture shall not be construed to create a partnership or any other fiduciary obligations between the parties except as provided herein.

8.	No Exclusivity. This Agreement does not obligate either party to conduct business exclusively with the other party.

9.	Confidentiality.

a.	Confidential and Proprietary Information. In the course of the Joint Venture, the parties will be exposed to confidential and proprietary information. “Confidential Information” shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, designs, processes, procedures, formulas, improvements, and other information which the parties consider confidential and proprietary. The parties acknowledge and agree that each parties’ Confidential Information is valuable property, developed over a long period of time at substantial expense and that it is worthy of protection.

b.	Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, the parties shall not disclose or use in any manner, directly or indirectly, any Confidential Information either during the term of this Agreement or at any time thereafter, except as required to perform their respective duties and responsibilities or with the other party’s prior written consent. Both parties agree that all Confidential Information disclosed and received shall remain secret and confidential during the term of this Agreement and continue thereafter for one (1) year after this Agreement is terminated or expires.

c.	Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other Confidential Information disclosed to either party (i) are and shall remain the sole and exclusive property of the disclosing party, and (ii) are disclosed or permitted to be acquired by the receiving party solely in reliance on this Agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of the Joint Venture. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the Confidential Information to the receiving party.

d.	Irreparable Harm. Each party acknowledges that the use or disclosure of any Confidential Information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, the disclosing party shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of Confidential Information. The disclosing party shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by the disclosing party under this Section, the disclosing party shall be entitled to recover its attorney’s fees and costs from receiving party.

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10.	Notices. All notices given under this Agreement must be in writing. A notice is effective upon receipt and shall be sent via one of the following methods: delivery in person, overnight courier service, certified or registered mail, postage prepaid, return receipt requested, addressed to the party to be notified at the address first stated above, or to such other address as such party may designate upon reasonable notice to the other party.

11.	Termination. This Agreement will terminate two (2) years from the Effective Date, (the “Termination Date”) unless terminated earlier by a written agreement of the Parties, The Parties shall determine the obligations upon termination, unless agreed by the Parties the Agreement shall terminate on the Termination Date and all services shall cease.

12.	Amendment. This Agreement may be amended or modified only by a written agreement signed by both parties.

13.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflict of laws.

14.	Disputes. If the parties disagree on a material issue and cannot agree on a mutually satisfactory decision or solution, then a deadlock shall be deemed to have occurred. If a deadlock occurs, the parties accept and understand that they will engage in mediation in Broward County, Florida.

15.	Assignment. Neither party may assign its rights or delegate its duties under this Agreement without the other party’s prior written consent.

16.	Miscellaneous. This Agreement will inure to the benefit of and be binding on the respective successors and permitted assigns of the parties. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement. Neither party will be charged with any waiver of any provision of this Agreement, unless such waiver is evidenced by a writing signed by the party and any such waiver will be limited to the terms of such writing. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same document. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, understandings and agreements.

17.	Other. either party may offer to purchase the other parties interest by setting an offer price and agreeing the party setting the price will allow the other party to use the pricing to either purchase the others interest or sell their interest at the offer price

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MONAKER GROUP, Inc		CEO Monaker Group
Name of Party	Representative Signature	Representative Name and Title

SOMA INNOVATIONS LAB
Name of Party	Representative Signature	Representative Name and Title

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